Liquidity Services, Inc. (LQDT)
Q3 2019 Earnings Conference Call

Operator
Good morning, my name is Annie, and I will be your conference operator today. At this time, I would like to welcome everyone to the Liquidity Services Third Quarter Fiscal Year 2019 Earnings Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session. Thank you.
I would now like to turn the call over to Ms. Julie Davis, Senior Director of Investor Relations. You may begin your conference, ma'am.
Julie Davis
Thank you, Annie. Hello and welcome to our third quarter fiscal year 2019 financial results conference call. Joining us today are Bill Angrick, our Chairman and Chief Executive Officer; and Jorge Celaya, our Executive Vice President and Chief Financial Officer. We will be available for questions after our prepared remarks. The following discussion or responses to your questions reflect management's views as of today, August 1, 2019, and will include forward-looking statements. Actual results may differ materially. Additional information about factors that could potentially impact our financial results is included in today's press release and in our filings with the SEC, including our most recent annual report on Form 10-K.
As you listen to today's call, we encourage you to have our press release in front of you, which includes our financial results as well as metrics and commentary on the quarter. During this call, we will discuss certain non-GAAP financial measures. In our press release and our filings with SEC, each of which is posted in our website, you will find additional disclosures regarding these non-GAAP measures, including reconciliations of these measures with comparable GAAP measures. We also use certain supplemental operating data as a measure of certain components of operating performance, which we also believe is useful for management and investors. The supplemental operating data includes gross merchandise volume and should not be considered a substitute for or superior to GAAP results.
At this time, I'd like to turn the presentation over to our CEO, Bill Angrick.
Bill Angrick
Thank you, Julie. Good morning, and welcome to our Q3 Earnings Call. I'll review our Q3 performance and provide an update on key strategic initiatives. Next, Jorge Celaya will provide more details on the quarter and our outlook for the fourth quarter. Our Q3 results reflect continued execution of our RISE growth strategy with solid results, including our fifth consecutive quarter of organic GMV growth and our second consecutive quarter of positive adjusted EBITDA results. Our investments in marketing have continued to drive robust activity in our marketplaces as the registered buyer base and completed transactions, both grew 10% year-over-year during the quarter.
Our RISE growth strategy has four key pillars, which is the focus of our investments: One, recovery maximization; two, increasing; three, expansion; and finally, expense leverage. The objective of our RISE strategy is to deliver the world's leading marketplace for surplus assets that benefit buyers, sellers and the planet and provide a solid foundation for long-term growth.
Next, we'll take a look at highlights of our business segments. GMV grew 18% year-over-year in our Retail Supply Chain Group segment, driven by higher volumes within existing and new accounts in both the U.S. and Canada and strong higher participation in our retail marketplace. We continue to expand our business with retailers and manufacturers by helping them reduce supply chain cost and drive maximum financial recovery with our core marketplace services, Returns Management offerings and scan-and-sell app, which leverages our data and asset domain expertise.
Of note, we are seeing increasing adoption of our self-directed solution, which grew over 40% year-over-year in Q3. Our GovDeals segment GMV grew 6% year-over-year despite a strong comparative period in Q3 fiscal 2018, which included some very large individual asset sales. Growth in Q3 was negatively affected by widespread flooding in the Midwest, which affected the ability of our government sellers to conduct business. However, we continue to increase the number of new state and local agency sellers, using GovDeals including wins in Prince William County Virginia; Lake County, Illinois; and in municipal utilities of Sacramento, California.
Indeed, our consistent growth reflects the value, service and convenience that our GovDeals solution provides government agency sellers across a wide variety of assets. Our CAG segment GMV declined 14% from the prior-year period, because of the mix of lower value assets within our Scrap contract with the U.S. Department of Defense and softness in our international markets. This was offset by strength in the Americas across our biopharma and industrial machinery verticals.
Our e-commerce solution continues to resonate with sellers, and we have been awarded multiple global managed service contracts by Fortune 500 manufacturers recently. We are seeing significant activity in the biopharma, automotive and electronics manufacturing sectors driven by M&A activity and the introduction of new products. We are also gaining traction in our clients' use of our self-directed solutions which leverage our platform investments, our growing buyer base and data analytics. Our Machinio online classified marketplace for used machinery and equipment continues to report solid revenue growth as we expand our subscriber base.
In response to the customer demand, we now offer equipment owners and new storefront hosting solution, named machinery host, which enables equipment sellers to centralize and manage all of their equipment inventory in a fast, mobile-friendly storefront to enhance their lead generation and online sales. The machinery host solution enables sellers to advertise assets for sale on both the Machinio classified marketplace, which provides significant exposure to qualified buyers around the world, or through other third-party channels.
Next, we've also taken important steps to further advance our RISE strategy. In support of our efforts to increase recovery and our sales volume, we are pleased to announce today, the deployment of our new core e-commerce technology platform that features a new global taxonomy, used to classify and present assets for sale in a consistent manner across our entire business, a new mobile responsive design with enhanced usability and speed, improved search and navigation by industry vertical, location and other asset parameters, a new My Account tool to help buyers manage transaction activity and a multilingual and multicurrency capability to support cross-border e-commerce.
With this milestone, the majority of our online transaction volume now resides on a single core e-commerce technology platform, capable of supporting all of our sales activity. This platform deployment culminates our LiquidityOne business transformation program, which has also encompassed other important transformation actions, including the deployment of a single Liquidity Services global brand and message, a new integrated organization under the Chief Commercial Officer role, which aligns our go-to-market process, and a centralization and process alignment of our finance, HR, marketing, sales, account management and customer service functions and supporting tools.
Our new e-commerce technology platform combined with our new organizational structure will enable us to serve our current and prospective sellers and buyers in a more efficient manner through unified sales team and a set of common services, ranging from self-directed to fully managed solutions through a single platform.
Moving forward, we are focused on increasing our market share by enhancing our marketing technology stack to increase recovery for our sellers through the launch of a new consolidated marketplace and the development of data-driven product recommendation and predictive analytics tools, to enhance the experience of our buyers. Thereafter, we plan to integrate our retail transaction volume, which has a unique set of services.
In support of this effort, we are also pleased to announce the appointment of Steven Weiskircher, as our new Chief Technology Officer, based in our Bethesda, Maryland headquarters. Steve is a terrific addition to our leadership team and possess strong business acumen, outstanding leadership experience and an impressive understanding of both e-commerce technology and the marketing technology stack, along with mobile apps and how we support growth of billion-dollar scale e-commerce businesses. Steve's expertise will support the continued execution of our RISE growth strategy, as we continue to enhance our platform over time, while adapting to new opportunities to serve our sellers and buyers.
In summary, we continue to make bold investments in our people, processes and platform to enhance the value we bring to sellers and buyers to grow our business. Liquidity Services is committed to driving innovation and significant value creation for our customers and shareholders as we execute on our long-term RISE strategy.
I'll now turn it over to Jorge for more details on the quarter.
Jorge Celaya
Thank you, Bill and good morning. First, I will comment on selected third quarter consolidated results. We finished the third quarter of fiscal year 2019 within the guidance range for GAAP net loss, GAAP EPS and gross merchandise volume or GMV. And above the company's guidance range for non-GAAP adjusted EBITDA and non-GAAP adjusted EPS. Our third quarter results reflect the start of a successful execution of our RISE growth strategy. As compared to the third quarter 2018, GMV and adjusted EBITDA were up and continue to reflect positive trends, comparing to the third quarter 2018, GMV improved 3% and revenue improved 12%.
Net loss, which includes certain one-time items increased while adjusted EBITDA improved for the second sequential quarter of positive results and adjusted GAAP net loss improved 35%. In the third quarter, we reported GMV of $168.1 million compared to $163.6 million a year ago, reflecting year-over-year increases in our RSCG and GovDeals segments. RSCG GMV was up 18% from a year ago, and despite the impact from the weather in the Midwest in the third quarter, GovDeals GMV was up 6%. These results were partly offset by a 14% year-over-year decrease in our tax segment, which was largely impacted by unfavorable pricing in our Scrap contract and strong consignment activity in North America and Asia-Pacific in the prior year.
Our third quarter of fiscal year 2019 revenue of $56.9 million compared favorably to $50.6 million in the prior year and reflects strong growth in our RSCG segment of 19% and GovDeals segment of 10%. This was only slightly offset by a decrease of 1% in our CAG segment. Our GAAP net loss was $4.6 million compared to $3.7 million a year ago, related to the business realignment expense and acquisition earn-out in the current period, reflecting the improved performance of Machinio.
Adjusted net loss was $1.5 million, an improvement from a $2.3 million loss in the prior year quarter. Finally, our third quarter adjusted EBITDA was positive $200,000, a $400,000 improvement compared to a $200,000 loss in the prior year third quarter. These improvements were due to the growth of our RSCG and GovDeals segments and lower operations expenses, as we gained leverage from our streamlined organization. We continue to have a debt-free balance sheet.
At June 30, 2019, we had a cash balance of $66 million, capital expenditures during the quarter were $1.8 million, and we expect capital expenditures for the fourth quarter of fiscal year 2019 to remain in line or slightly down from the current run rate.
Looking ahead to this fourth quarter of fiscal year 2019, we anticipate that results will continue to reflect execution of our RISE strategy. Q4 of fiscal year 2019 comparative results are expected to reflect top-line GMV growth in both our RSCG and GovDeals segments, as we look to continue to drive recovery maximization, increase volumes and expand the services we offer sellers and buyers. We expect our tax segment to face a reduced top-line comparative versus the prior year, given the upcoming wind down of the Scrap contract in the fourth quarter and strong activity in our North American business last year. We expect bottom-line results to reflect year-over-year growth in GovDeals, RSCG and Machinio, partly offset by increased spending on sales and marketing as we focus on executing our RISE growth strategy to improve recovery maximization and increase volume.
Sequentially, the fourth quarter 2019 reflects a seasonally low fourth quarter across our RSCG, GovDeals in CAG segments and the anticipated increased spending in sales and marketing as we continue to focus on profitable growth. Management's guidance for the next fiscal quarter is as follows. We expect GMV for Q4 of 2019 to range from $150 million to $170 million.
A GAAP net loss is expected for Q4 2019 to be in the range of a negative $4.8 million to a negative $2.3 million or a corresponding GAAP loss per share for the fourth quarter ranging from a negative $0.15 to a negative $0.07 per share. We estimate non-GAAP adjusted EBITDA for the fourth quarter of 2019 to range from a negative $1.5 million to a positive $500,000. A non-GAAP adjusted loss per share is estimated for Q4 of 2019 in the range of negative $0.11 to negative $0.04 per share. This guidance assumes that we have diluted weighted average shares outstanding for the quarter of approximately $33.2 million and an effective tax rate in the single digits.
We will now take your questions. Annie, we will now take your questions please.
Question-and-Answer Session
Operator
We have a question from the line of Gary – yes, we have a question from the line of Gary Prestopino. Your line is open.
Gary Prestopino
A couple of questions, Bill, you said that the LiquidityOne strategic initiative has been completed, right? But I thought, there's still more to do in terms of putting out that unified platform, am I correct on that? Or is that completed as well?
Bill Angrick
Thanks, Gary. There's been tremendous amount of completion related to process organization and technology. And the consolidated marketplace is a natural follow on from our marketing activities. But when you look at what we've done, first, we captured requirements for all of our operations, buyer-facing, seller-facing processes; we've created a single taxonomy and then launched an e-commerce platform to support that. The launch we announced today is replacing all of our CAG marketplaces, some of these marketplaces have not been updated in more than a decade. And so, it's logical for us to first migrate our buyer base onto our common taxonomy look and feel under their current brands, making sure that they've made that first transition. And then use that same look and feel in the rollout of our consolidated marketplace, which is the next marketing action on our plan. That is really more of a marketing and communication effort versus a technology build and deployment.
Today, we built and deployed the technology, and then the marketing team is making sure that buyers are adequately communicated with and prepared to migrate from legacy user experiences to the new user experience. So, the consolidated marketplace will follow as these buyers get comfortable with the new look and feel and that experience. I'd also say, our focus is on capturing the greatest synergies as we bring assets and buyers together on a consolidated marketplace. And for us, that greater synergy lies with our government sellers and our industrial sellers and our capital assets marketplace, which is the vast majority of our GMV. And so that's where we will focus our efforts in the standup of our front end for the consolidated marketplace.
Gary Prestopino
So, the consolidated marketplace is put out when? Is it still timed by the end of this calendar year?
Bill Angrick
Well, as you’ve also heard, we have our new CTO, Steve Weiskircher, recently added to the team and he starts next week, and Steve is going to be driving all of the discussions in project management. So, I think it's appropriate to let – for us to let him finalize the rollout plan. But we have great confidence in Steve, and we took a long methodical approach to bringing on a new leader there. Steve launched multiple billion-dollar-plus e-commerce platforms, both at Fanatics and at GameStop, and even prior to that, had experience in the retail supply chain. So, it's appropriate to let Steve get into his seat, and then I will come back with timing.
Gary Prestopino
Okay. Then lastly, and I'll somebody else to jump on, it looks like your technology spend as a percentage of sales sequentially was down. Is – should we expect that number as a percentage of sales to continue to ramp down now that the LiquidityOne transformation is basically completed?
Bill Angrick
Well, I’ll just give you conceptual and Jorge can append. The great thing about what we're doing is that we're housing all of our functionality in a single technology stack. And that inherently means that we'll be more efficient as we grow our top line. And our view is that the incremental contribution margin on incremental sales will extend over time because we're going to be a more efficient business. That's not to say we won't have ongoing investment in areas like building out marketing technologies, maintaining pace with best practices in the world of e-commerce, which is really never done. And we are also very focused on making sure that we have the appropriate talent not only in the technology and engineering organization, but also in the marketing and data analytics areas. So I think in terms of long-term business model, we're going to be more efficient, but we'll still make investments in the IT and marketing arena.
Jorge Celaya
Okay, thanks. Hi Gary. So, just to add to that, Bill is exactly right. As we go forward, certainly, the medium to long term, as our pipeline grows, the premise here is that we're going to get leverage across everything including our IT spend, so as a percentage of revenue. I think in the shorter term, with this launch, we're going to have a bit of a shift between capitalized software and expense of IT where we might see a slight increase over the course of the next six months to a year in IT in total. As a percentage of revenue, it'll depend, right, on our continued pace of growth. But I wouldn't be modeling it, at least in the short term, this decline that we just had this quarter unnecessarily. But again – and we're going to be going into our cycle with Steve, as he comes onboard, our budgeting cycle starts here in the next two, three months and will be much more clarity on the quarter-to-quarter. But I think conceptually, the model is getting leverage out of our IT. And also keep in mind that we've reduced IT expenses significantly over the past year to 18 months, despite the rollout of our platform as we got closer and closer.
Bill Angrick
Let me just add that while you're focused on the expense side, we're focused on the recovery maximization of our new platform. And clearly, we are going to get higher recovery values as a result of the investments we've made in this front-end. And how we're interacting with our buyers, how we're merchandising and selling. This is a platform that allows us to serve sellers both on a self-directed basis, where they load the assets in by themselves as well as if they need additional value-added services, and it's allowing buyers to bid and buy across the globe in different language and currencies.
So, overtime, the real payback for the company is expanding the buyer base, improving the recovery realization and when we sell things for more money, we drive more profitability to the bottom line. When we're able to capture assets with less labor that creates higher margin revenue streams for the company, and so, combination of those things all need to be factored into the efficiencies that we'll realize over time.
Gary Prestopino
Okay. Thanks.
Operator
We have another question from the line of Colin Sebastian from Baird. Your line is open.
Colin Sebastian
Thanks. A couple from me as well, maybe just on that last point, what is the total amount of capitalized spends on the platform that you need to expense? And over what timeframe will that get expense? And I have a couple of follow-ups.
Jorge Celaya
It's about – what we have on the balance sheet that we're capitalizing is about $30 million – approximately $13 million and it’s five more years, the life of – that we've set on that capitalized software.
Colin Sebastian
Okay. Does the completion of the platform project, does that provide a catalyst for the sales organization, Bill? And is that something that can – that we should expect to see accelerate engagement with existing clients as well as new customer acquisition? And if so, how quickly does that happen?
Bill Angrick
So, I think it's important – I think the short answer is, yes. But it's much more than just the tech platform. The tech platform is an output from the process alignment and the solution design that we believe our clients need and want. And what allows us to go to market in a more efficient way is that we've consolidated the sales function under a Chief Commercial Officer role, that's driving a systematic go-to-market process from lead generation, lead conversion, contract execution and then onboarding into account management. And so, by housing that in a globally aligned organization with a single leader in a single process, we'll have a more productive organization. The other important point, Colin, is that with every client discussion, we'll be able to provide them this menu of options from self-directed to fully managed solutions. And that's a change for this company and we believe that there are many very large Fortune 500 companies and individual equipment dealers that have a preference for having more control in how they load assets and manage their own sales, not unlike an eBay experience. And in other cases, many clients want some assistance, whether it's project management assistance, asset manifesting and description assistance, marketing to buyers.
So, we're able to flex to both ends of the continuum and we like to think that this is clearly going to allow us to be more efficient, respond to our clients' needs and leverage the investment we've made in the underlying e-commerce platform.
Colin Sebastian
And then what are the KPIs we should track to understand the progress there? Is it completed transactions or GMV – how are you going to measure…
Bill Angrick
Well, we’re going to think a couple of things. One, GMV is a fairly universally used metric to understand the activity in dollar terms of what's flowing through the marketplace. But we also need to understand that we're driving additional value-added services to these clients, and we should keep an eye on revenue because there is certain revenue stream that is not attached to GMV. And so, we'll be talking about GMV growth, revenue growth and also gross profit. As we know that some of the self-directed and other data-driven or software-driven services that aren't attached to GMV are very high margin. And so gross profit would be another important metric for us to focus on over time.
Colin Sebastian
Okay. And then lastly, in terms of, Steve as CTO, does he have more or less an open canvas now? Or is he kind of picking up projects that are like the marketplace, almost at completion? And is there going to be incremental spend associated with his projects? How do we think about his role there and…
Bill Angrick
I think Steve took – both Steve and the company had an extensive review of what's in flight, he'll be settling into an existing product roadmap and will continue to move that forward. And he'll bring a broader set of skills to the situation. So, I think he will continue to execute the RISE growth strategy and will bring, I think a very significant amount of pattern recognition and a prior performance to the situation. Because he's done in very large-scale settings what we are in the process of doing here.
Colin Sebastian
Okay. Thank you.
Operator
We have another question from the line of Gary Prestopino from Barrington Research. Your line is open.
Gary Prestopino
Yes. Could we – very simply, could you maybe tell us one of your – the benefits of this new platform and your RISE strategy is you're going to – you're trying to maximize recoveries, right? So beyond expanding the buyer base, what are some of the three or four key things that you guys are focusing on to try and maximize recoveries for your clients?
Bill Angrick
One is closing the gap of where we have been on the mobile experience, with more than 50% of our traffic now being online with mobile devices. We have been – to some extent, still are not where we'd like to be. So we're closing that gap. We're also closing the gap of harnessing and leveraging data about user click stream and other prior bidding and viewing histories to drive more curated, tailored recommendations and that's not a fresh new idea that simply closing the gap in terms of best practices and doing on a larger scale with a wide range of assets. And so what's fascinating about our business is that we're in every vertical from industrial verticals, so there is this great sandbox that buyers have to discover great deals on quality equipment worldwide and so this recommendation engine and using data analytics is a huge opportunity in terms of improving recovery.
There is certainly an opportunity to take what we've learned about the buyers' needs and the sellers' needs and use technology to allow them to manage their business with us on a self-serve basis where they have more control on how they set up their dashboards or what they see when they log in. And that is another aspect of our technology and our platform investment is this ability to do more self-directed activity, which gets into machine learning, gets into business intelligence, using the data that we drive from the marketplace. So that's a whole frontier of growth for us that will improve recovery. And then I also want to talk about cross-border because I think as we understand that our buyers are everywhere, giving them the ability to engage with the platform in ways that might be more appropriate for international buyers, international customers, that's going to be an upgrade. And we also think the platform will allow us to sell the service with a more tailored experience outside the U.S.
So, there's a whole range of behavioral marketing to the buyer base, using data in a more effective way, getting a better mobile experience recommendation and curation of the experience that will continue to drive recovery over time.
Gary Prestopino
Is there any – for a lot of these, like, data analytics or things like that, are you charging an additional fee for that? Or is that just bundled into your standard fees for auctioning...
Bill Angrick
Largely bundled into what we do.
Gary Prestopino
So, going forward then, Colin mentioned KPIs, I mean, is one of the KPIs that we should be really focusing on would be like your revenue as a percentage of GMV for each of your various segments? Because it seems to me that, that would be the most important KPI in that in if you're maximizing recovery, maximizing your revenues, that number should be going up as a percentage of your GMV?
Bill Angrick
Well, the way you need to understand our businesses is we offer multiple solutions to client and they get to opt in on what they want to use. And revenue as a percentage of GMV reflects the adoption of either a lower-touch self-directed solution, which has a lower fee, or a more fully managed service, which has a higher fee as a percentage of revenue. So I wouldn't be using revenue as a percentage of GMV to judge our growth. What I would be focused on is the growth in GMV, the growth in revenue dollars and the gross profit dollars over time. And given the mix, Gary, of the business, we would expect that gross profit as a percentage of revenue is likely to continue to go up because we are migrating to more inherently profitable higher-margin solutions, i.e., lower-touch technology-enabled solutions.
Gary Prestopino
All right, okay. And then lastly, that Scrap contract is going to end in September? Is that correct, the September quarter?
Bill Angrick
Correct.
Gary Prestopino
So that category in your income statement for sellers distribution, does that go away with the cessation of the Scrap contract?
Bill Angrick
Yes. Overtime, it will.
Gary Prestopino
Okay. Well, then you're saying…
Bill Angrick
So when you think about – what's interesting when you think about our business, we were born as a public company with over 90% of our revenue attached to DoD legacy contracts. Today that's zero or almost zero as you go to Q4. And yet, we now have this diversified business growing organically and then it's much more efficiently integrated. And so it's really a new day for us in terms of how we think about the growth opportunity, our ability to leverage our fixed cost and do so in these multiple verticals.
Gary Prestopino
Right. But were all those seller distributions tied to the Scrap contract?
Bill Angrick
Significant majority would've been tied to the Scrap contract.
Gary Prestopino
Okay, that’s fine. That’s what I was asking about. Thank you.
Operator
There are no further questions at this time, presenters. I would now like to turn back the call to Ms. Julie Davis.
Julie Davis
Thank you for your participation in today’s call. Please feel free to reach out to me if you have any additional follow-up questions. This now concludes our call. Thank you and have a nice afternoon.